Exhibit (d-1)

THE ALGER ETF TRUST

AMENDED & RESTATED INVESTMENT MANAGEMENT AGREEMENT

February 11, 2021

Fred Alger Management, LLC

360 Park Avenue South

New York, New York 10010

Dear Sirs:

The Alger ETF Trust (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of the Funds named on Schedule I hereto, as such Schedule may be revised from time to time (each, a “Fund”), hereby confirms its agreement with Fred Alger Management, LLC (“Alger Management”) as follows:

1.	Investment Description; Appointment

The Trust desires to employ the capital of each Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust and in its Prospectus and Statement of Additional Information, as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the “Board”). Copies of the Trust’s Prospectus, Statement of Additional Information and Agreement and Declaration of Trust, as each may from time to time be supplemented or otherwise amended or restated, have been or will be submitted to Alger Management. The Trust desires to employ and hereby appoints Alger Management to act as the investment manager for each Fund. Alger Management accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Investment Manager

Subject to the supervision and direction of the Board, Alger Management will (a) act in strict conformity with the Trust’s Agreement and Declaration of Trust, the Investment Company Act of 1940 (the “1940 Act”), and the Investment Advisers Act of 1940 (the “Advisers Act”), as the same may from time to time be amended; (b) manage each Fund in accordance with such Fund’s investment objective and policies as stated in the Trust’s Prospectus and Statement of Additional Information as from time to time in effect; (c) make general investment decisions for each Fund involving decisions concerning (i) the specific types of securities to be held by such Fund and the proportion of such Fund’s assets that should be allocated to such investments during particular market cycles and (ii) the specific issuers whose securities will be purchased or sold by such Fund; and (d) supply statistical and research data; and general assistance in all aspects of the Trust’s operations with respect to each Fund. In providing those services, Alger Management will supervise each Fund’s investments generally and conduct a continual program of evaluation of such Fund’s assets.

Additionally, Alger Management will, subject to the supervision and direction of the Board, oversee all aspects of the Fund’s operations. Alger Management will oversee accounting and bookkeeping services, preparation of financial statements and tax returns, and calculation of the net asset value of each Fund’s shares. Alger Management will supply internal auditing and legal services, and internal executive and administrative services; and prepare reports to each Fund’s shareholders, and reports to and filings with the Securities and Exchange Commission (the “SEC”). Without limiting the foregoing, during the term of this Agreement Alger Management will be responsible for:

(a)	providing office space, telephone, office equipment and supplies for the Funds;

(b)	paying compensation of the Trust’s officers for services rendered as such;

(c)	authorizing expenditures and approving bills for payment on behalf of the Funds;

(d)

preparing the periodic updating of the Trust’s Registration Statement, including the Prospectus and Statement of Additional Information, for the purpose of filings with the SEC and monitoring and maintaining the effectiveness of such filings, as appropriate;

(e)

supervising preparation of periodic reports to each Fund’s shareholders and filing of these reports with the SEC, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

(f)

overseeing the daily pricing of each Fund’s investment portfolio and the publication of the net asset value of each Fund’s shares, earnings reports and other financial data by the Fund’s accounting agent;

(g)	overseeing the calculation and dissemination of the verified indicative intraday value (“VIIV”) of each Fund by the VIIV agent.

(h)	monitoring relationships with organizations providing services to the Fund, including the Fund’s accounting agent, custodian, and printers;

(i)

supervising compliance by the Trust with recordkeeping and periodic reporting requirements under the 1940 Act and regulations thereunder, maintaining books and records for the Trust (other than those maintained by the Trust’s custodian and transfer agent) and supervising the preparation of tax reports other than each Fund’s income tax returns;

(j)	establishing, monitoring and maintaining compliance with the applicable rules of the securities exchange(s) on which the Funds’ shares are listed;

(k)	preparing materials for meetings of the Board and the minutes of such meetings;

(l)	overseeing the service providers who file claims for class action lawsuits with respect to securities in the Funds;

(m)	arranging for the Trust the required fidelity bond and other insurance, if applicable;

(n)	providing executive, clerical and secretarial help needed to carry out these responsibilities;

(o)

performing compliance monitoring of each Fund’s investment guidelines and restrictions, and any requirements or restrictions contained in the 1940 Act and regulations thereunder or an exemptive order issues by the SEC applicable to the Trust (and “Exemptive Order”);

(p)	supervising the proxy voting process, maintaining appropriate proxy voting policies and procedures, and maintaining appropriate proxy voting records for the Funds; and

(q)	maintaining a public website that includes the data and disclosures required under any Exemptive Order.

In connection with the performance of its duties under this Agreement, it is understood that Alger Management may from time to time employ or associate with itself such person or persons as Alger Management may believe to be particularly fitted to assist it in the performance of this Agreement, it being understood that the compensation of such person or persons shall be paid by Alger Management and that no obligation may be incurred on the Trust’s behalf in any such respect.

3.	Brokerage

In executing transactions for each Fund and selecting brokers or dealers, Alger Management will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, Alger Management will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, Alger Management may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to each Fund and/or other accounts over which Alger Management or an affiliate exercises investment discretion. Pursuant to the provisions of Section 11(a) of the 1934 Act, the Trust authorizes Alger Management to select a broker which is affiliated with Alger Management. In such case, the Trust consents that the broker may retain any compensation in connection with effecting transactions. The Trust may revoke such consent at any time upon written notice given to Alger Management.

4.	Information Provided to the Trust

Alger Management will keep the Trust informed of developments materially affecting each Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information Alger Management believes is appropriate for this purpose.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, Alger Management hereby agrees that all records that it maintains for the Trust in respect of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.

5.	Standard of Care

Alger Management shall exercise its best judgment in rendering the services listed in paragraph 2 above. Alger Management shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Alger Management against any liability to such Fund or to its shareholders to which Alger Management would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Alger Management’s reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, each Fund will pay Alger Management on the first business day of each month a fee, accrued daily, for the previous month at the annual rate set forth opposite such Fund’s name on Schedule I hereto. The fee for the period from the effective date of this Agreement to the end of the month in which such date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Alger Management, the value of each Fund’s net assets shall be computed at the times and in the manner specified in the Trust’s Prospectus and Statement of Additional Information as from time to time in effect.

7.	Expenses

Alger Management will bear all expenses in connection with the performance of its services under this Agreement. The Trust or the relevant Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, acquired fund fees and expenses, brokerage fees and commissions, if any; fees of Trustees of the Trust who are not officers, directors or employees of Alger Management or any of its affiliates; SEC fees; fees and expenses related to the registration and listing of each Fund’s share on any securities exchange; charges of custodians and transfer and dividend disbursing agents; charges of any independent pricing service retained to assist in valuing the assets of such Fund; the Trust’s proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust’s existence; costs attributable to shareholder services, including, without limitation, telephone and personnel expenses; costs of preparing and printing Prospectuses and Statements of Additional Information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Trust or Board; and any extraordinary expenses. Trust-wide expenses not specifically identifiable to a Fund will be allocated among all Funds in such manner as Alger Management shall, in its reasonable judgment, determine to be fair and equitable to all Funds.

8.	Services to Other Companies or Accounts

The Trust understands that Alger Management now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment manager to one or more other investment companies, and the Trust has no objection to Alger Management so acting, provided that whenever a Fund and one or more other accounts or investment companies advised by Alger Management have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund. In addition, the Trust understands that the persons employed by Alger Management to assist in the performance of Alger Management’s duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Alger Management or any affiliate of Alger Management to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.	Term of Agreement

This Agreement shall become effective as of the date first set forth above and, as to each Fund, shall continue until the date set forth opposite such Fund’s name on Schedule I hereto (the “Reapproval Date), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of such Fund’s outstanding voting securities provided that in either event the continuance is also approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Fund, this Agreement is terminable, without penalty by the Fund, on 60 days’ written notice, by the Board or by vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, or upon 60 days’ written notice, by Alger Management. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder). Notwithstanding the foregoing, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

10.	Representation by the Trust

The Trust represents that a copy of its Agreement and Declaration of Trust, dated March 24, 2020 together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts.

11.	Limitation of Liability

This Agreement has been executed on behalf of the Trust in respect of each Fund by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding on the assets and property of the relevant Fund only and shall not be binding on any other Fund or any Trustee, officer or shareholder of the Trust individually.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws (except the conflict of law rules) of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

[Signature Page Follows]

Very truly yours,

THE ALGER ETF TRUST

By: /s/ Tina Payne

Title: Secretary

Accepted and Agreed:

FRED ALGER MANAGEMENT, LLC

By: /s/ Tina Payne

Title: General Counsel

SCHEDULE I

Name of Fund	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Mid Cap 40 ETF	0.50%	October 31, 2022
Alger 35 ETF	0.45%	October 31, 2022